                 WORKERS' COMPENSATION AND EMPLOYER'S LIABILITY
                         QUOTA SHARE REINSURANCE CONTRACT
                            EFFECTIVE: JULY 1, 2000

                                    issued to

                            PAULA Insurance Company
                              Pasadena, California

                                 TABLE OF CONTENTS


ARTICLE                                                                PAGE
ARTICLE I -  CLASSES OF BUSINESS REINSURED                                1

ARTICLE II - COMMENCEMENT AND TERMINATION                                 2

ARTICLE III -  TERRITORY (BRMA 51A)                                       3

ARTICLE IV -  EXCLUSIONS                                                  3

ARTICLE V -  RETENTION AND LIMIT                                          5

ARTICLE VI -  DEFINITIONS                                                 6

ARTICLE VII -  OTHER REINSURANCE                                          7

ARTICLE VIII -  CLAIMS                                                    8

ARTICLE IX -  SALVAGE AND SUBROGATION                                     8

ARTICLE X -  ORIGINAL CONDITIONS                                          8

ARTICLE XI -  CEDING COMMISSION                                           9

ARTICLE XII -  REPORTS AND REMITTANCES                                    9

ARTICLE XIII -  LATE PAYMENTS                                             9

ARTICLE XIV -  OFFSET (BRMA 36C)                                         10

ARTICLE XV -  ACCESS TO RECORDS (BRMA 1D)                                10

ARTICLE XVI -  ERRORS AND OMISSIONS (BRMA 14F)                           10

ARTICLE XVII -  TAXES (BRMA 50B)                                         10

ARTICLE XVIII -  UNAUTHORIZED REINSURERS                                 11

ARTICLE XIX -  INSOLVENCY                                                12

ARTICLE XX -  ARBITRATION                                                13


                 WORKERS' COMPENSATION AND EMPLOYER'S LIABILITY
                        QUOTA SHARE REINSURANCE CONTRACT
                            EFFECTIVE: JULY 1, 2000

                                   issued to

                            PAULA Insurance Company
                             Pasadena, California
                     (HEREINAFTER REFERRED TO AS THE "Company")

                                       by

         Insurance Corporation of Hannover, An Illinois Corporation,
                            Los Angeles, California
                 (HEREINAFTER REFERRED TO AS THE "Reinsurer")



ARTICLE I - CLASSES OF BUSINESS REINSURED

A. By this Contract the Company obligates itself to cede to the Reinsurer and the Reinsurer obligates itself to accept quota share reinsurance of the Company's net liability under policies, contracts and binders of insurance (hereunder called "policies") issued or renewed on or after January 1, 2000 as of the effective date hereof, and classified by the Company as Workers' Compensation and Employer's Liability business.

B. "Net liability" as used herein is defined as the Company's gross liability remaining after any other reinsurance, as per attached Schedule A.

C. The liability of the Reinsurer with respect to each cession hereunder shall commence obligatorily and simultaneously with that of the Company, subject to the terms, conditions and limitations hereinafter set forth.

D. "Workers' Compensation and Employer's Liability" as used herein shall include business written on a standard Workers' Compensation form of policy, insuring the liability imposed by the Workers' Compensation Acts and United States Longshore and Harbor Workers' Act, or similar acts or laws.

ARTICLE II - COMMENCEMENT AND TERMINATION

A. This Contract shall become effective on July 1, 2000, with respect to losses occurring on or after that date under policies allocated to underwriting years commencing on January 1, 2000, and shall continue in force thereafter until terminated.

B. Either party may terminate this Contract on any December 31 but not before December 31 2001, by giving the other party not less than 90 days prior notice by certified mail.

C. Notwithstanding paragraph B above, either the Company or the Reinsurer may terminate this Contract at any time by the giving of 30 days notice in writing to the other party upon the happening of any one of the following circumstances:

     (a) A State Insurance Department or other legal authority orders the other party to cease writing business, or

     (b) One party has become insolvent or has been placed into liquidation or receivership (whether voluntary or involuntary), or there has been instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations, or

     (c) One party's policyholders' surplus has been reduced by whichever is greater, either 25% of the amount of surplus at the inception of this Contract or 25% of the amount at the latest year end, or

     (d) One party has become merged with, acquired or controlled by any company, corporation or individual(s) not controlling the party's operations previously, or

     (e) One party has reinsured its entire liability under this Contract without the terminating party's prior written consent.

     In the event of such termination, the liability of the Reinsurer shall be terminated in accordance with the termination provisions of this Contract.

D. In the event of the termination of this Contract the Reinsurer shall be relieved of all liability hereunder for losses occurring subsequent to termination of this Contract.

E. "Underwriting year" as used herein shall mean the period from January 1, 2000, through December 31, 2000, and each subsequent 13-month period shall be a separate underwriting year. However, if this Contract is terminated, the final underwriting year shall be from the beginning of the then current underwriting year through the effective date of termination. All premiums and losses from policies allocated to an underwriting year shall be credited or charged, respectively, to such underwriting year, regardless of the date said premiums earn or such losses occur. It is understood that a policy will be allocated to the underwriting year which is in effect as of:

     1.  As respects all new policies, the effective date of such policies;

     2.  As respects renewals of policies, the renewal date of such policies;

     Such policies shall remain in the same underwriting year, as originally allocated, until the next renewal date or premium anniversary date, at which time such policies shall be reallocated to the underwriting year in effect as of such date as provided in subparagraph 2 above.

ARTICLE III - TERRITORY (BRMA 51A)

The territorial limits of this Contract shall be identical with those of the Company's policies.

ARTICLE IV - EXCLUSIONS

A. This Contract does not apply to and specifically excludes the following:

     1. All reinsurance assumed by the Company, except for reinsurance assumptions of 100% of the liability arising from primary policies of NMRA-SIG and Fairfield.

     2.  Financial guarantee and insolvency.

     3. Business written by the Company on a co-indemnity basis where the Company is not the controlling carrier.

     4. Business written to apply in excess of a deductible of more than $5,000, and business issued to apply specifically in excess over underlying insurance.

     5. Nuclear risks as defined in the "Nuclear Incident Exclusion Clause - Liability - Reinsurance" attached to and forming part of this Contract.

     6. Liability as a member, subscriber or reinsurer of any Pool, Syndicate or Association, but this exclusion shall not apply to Assigned Risk Plans or similar plans.

     7. All liability of the Company arising by contract, operation of law, or otherwise, from its participation or membership, where voluntary or involuntary, in any insolvency fund. "Insolvency fund" includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, however denominated, established or governed, which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee or other obligation of any insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

     8.  Workers' Compensation where the principal exposures include:

         a.  Operation of aircraft;

         b.  Operation of a carrier on rails;

         c. Operation or navigation of vessels or barges over 26 feet in overall length;

         d. Repair, cleaning or demolition of vessels or barges used for transporting petroleum;

         e.  Stevedoring;

         f. Oil or natural gas drilling, refining or salvage operations and/or oil well shooting;

         g. Manufacturing, storage, distribution and/or transportation of natural or artificial gas;

         h. Manufacturing, packing, storage, handling, distribution and/or transportation of explosives, explosive substances manufactured for the express purpose of exploding, ammunition, fuses, fireworks, magnesium, celluloid or pyroxylin;

         i. Construction or maintenance of subways or tunnels more than 50 feet long and/or subaqueous work under pressure;

         j. Wrecking or demolition of structures over three stories or 50 feet high;

         k. Steeple or chimney shaft work, or construction of towers over 50 feet high;

         l.  Underground mining;

         m.  Motion picture production;

         n. Operation of baths, gymnasiums, health clubs and/or reducing salons;

         o.  Conventions, fairs, rodeos, speed contests and/or races;

         p. Operation of amusement parks, circuses, carnivals and/or devices used in conjunction therewith;

         q. Operation of grandstands, exhibition buildings, stadiums, baseball parks, theaters and/or skating rinks;

     9. Liability arising out of the Employee Retirement Income Security Act of 1974 and/or any amendments thereto;

     10. Manufacturing, packing, storage, handling, distribution, removal and/or transportation of asbestos or asbestos products.

B. Notwithstanding the foregoing, any reinsurance falling within the scope of one or more of the exclusions set forth in subparagraph 8 of paragraph A that is specially accepted by the Reinsurer from the Company shall be covered under this Contract and be subject to the terms hereof, except as such terms shall be modified by the special acceptance. Furthermore, any exclusion set forth in subparagraph 8 of paragraph A shall be waived automatically when, in the opinion of the Company, the exposure excluded therein is incidental to the principal exposure on the risk in question, not exceeding 10% of total payroll.

C. If the Company is bound, without the knowledge and contrary to the instructions of the Company's supervisory underwriting personnel, on any business falling within the scope of one or more of the exclusions set forth in subparagraph 8 of paragraph A, the exclusion shall be suspended with respect to such business until 30 days after an underwriting supervisor of the Company acquires knowledge thereof.

D. If the Company is required to accept an assigned risk which conflicts with one or more of the exclusions set forth in subparagraph 8 of paragraph A, reinsurance shall apply, but in no event shall the Reinsurer's liability exceed the applicable limits set forth in Article V.

ARTICLE V - RETENTION AND LIMIT

A. As respects business subject to this Contract, the Company shall cede to the Reinsurer and the Reinsurer agrees to accept no less than 10% and no more than 25% of the Company's net earned premium and liability for ultimate net loss (as defined in paragraph A of Article VI). The Company shall determine the cession percentage and provide notice of same to the Reinsurer by December 15 of each underwriting year.

B. In addition to its initial retention, the Company shall retain an amount of its net liability for loss which would be ceded hereunder to the Reinsurer were it not for the provisions of this paragraph. Said additional retention (hereinafter referred to as the "loss corridor") shall be applied to each underwriting year and shall be 100% of the amount of losses incurred (as defined in Article VI, subparagraph D) for the underwriting year under consideration greater than 80.0% of premiums earned (as defined in Article VI, subparagraph E), but less than 90.0% of premiums earned for the underwriting year. The loss corridor shall not exceed an amount equal to 10.0% of premiums earned for the underwriting year.

C. Notwithstanding the provisions of paragraph A above, the maximum cession to Reinsurer is limited to $20,000,000 of premium, for any Underwriting year, except for the Underwriting year 2000 where the maximum cession to Reinsurer is limited to $12,500,000 of premium.

ARTICLE VI - DEFINITIONS

A. "Ultimate net loss" as used herein is defined as the sum or sums (including loss in excess of policy limits, extra contractual obligations and loss adjustment expense, as hereinafter defined) paid or payable by the Company in settlement of claims and in satisfaction of judgments rendered on account of such claims, including the Company's Medical and Indemnity loss, after deduction of all salvage, all recoveries and all claims on inuring insurance or reinsurance, whether collectible or not. Nothing here shall be construed to mean that losses under this Contract are not recoverable until the Company's ultimate net loss had been ascertained. The Reinsurer will not be liable for amounts in excess of its share of the net liability (as defined in paragraph B of Article I).

B. "Loss in excess of policy limits" and "extra contractual obligations" as used herein shall be defined as follows:

     1. "Loss in excess of policy limits" shall mean 100% of any amount paid or payable by the Company in excess of its policy limits, but otherwise within the terms of its policy, as a result of an action against it by its insured or its insured's assignee to recover damages the insured is legally obligated to pay to a third party claimant because of the Company's alleged or actual negligence or bad faith in rejecting a settlement within policy limits, or in discharging its duty to defend or prepare the defense in the trial of an action against its insured, or in discharging its duty to prepare or prosecute an appeal consequent upon such an action.

     2. "Extra contractual obligations" shall mean 100% of any punitive, exemplary, compensatory or consequential damages, other than loss in excess of policy limits, paid or payable by the Company as a result of an action against it by its insured, its insured's assignee or a third party claimant, which action alleges negligence or bad faith on the part of the Company in handling a claim under a policy subject to this Contract. An extra contractual obligation shall be deemed to have occurred on the same date as the loss covered or alleged to be covered under the policy.

     Notwithstanding anything stated herein, this Contract shall not apply to any loss in excess of policy limits or any extra contractual obligation incurred by the Company as the result of any fraudulent and/or criminal act by any officer or director of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

C. "Loss adjustment expense" as used herein shall mean all costs and expenses assignable to a specific claim that are incurred by the Company in the investigation, appraisal, adjustment, settlement, litigation, defense or appeal of a specific claim, regardless of how such expenses are classified for statutory reporting purposes. Loss adjustment expense shall include, but not be limited to, the following:

     1.  Court costs and costs of supersedeas and appeal bonds;

     2. Prejudgment interest, unless included as part of the award or judgment;

     3.  Post-judgment interest; and

     4. Claim specific costs and expenses which are the result of actions and/or disputes between the original insured and the Company.

D. "Losses incurred" as used herein shall mean ceded losses and loss adjustment expense paid as of the effective date of calculation, plus the ceded reserves for losses and loss adjustment expense outstanding as of the same date, all as respects business subject to this Contract, other than business classified by the Company dividend plan business. It is understood and agreed that all losses and related loss adjustment expense under policies allocated to an underwriting year shall be charged to that underwriting year, regardless of the date said losses actually occur, unless this Contract is terminated on a "cut-off" basis, in which event the Reinsurer shall have no liability for losses occurring after the effective date of termination. It is understood that losses retained by the Company pursuant to the loss retention corridor provisions of Article V shall be included in "loss incurred" as respects calculation of the loss retention corridor.

E. "Premiums earned" as used herein shall mean ceded net written premium collected for policies allocated to the underwriting year, less the unearned portion thereof as of the effective date of calculation, less the earned portion of premiums paid for inuring excess of loss reinsurance for the underwriting year, all as respects business subject to this Contract. It is understood and agreed that all premiums for policies allocated to an underwriting year shall be credited to that underwriting year, unless this Contract is terminated on a "cut-off" basis, in which event the ceded unearned premium remains with the Company.


ARTICLE VI - OTHER REINSURANCE

A. The Company shall maintain in force excess of loss reinsurance and inuring reinsurance, recoveries under which shall inure to the benefit of this Contract.

B. The Company shall not have any other quota share reinsurance and retain the retention net and unreinsured.

C. The inuring reinsurance is detailed in Schedule A, attached and forming part of this contract. Changes in the inuring reinsurance will be advised to Reinsurer and Schedule A modified as necessary.

ARTICLE VIII - CLAIMS

A. Losses shall be reported by the Company, in summary form as hereinafter provided, but the Company shall notify the Reinsurer immediately when a specific case involves unusual circumstances or large loss possibilities or when the claim exceeds $75,000 in payments plus case reserves. Further, the Company, shall notify the Reinsurer whenever a claim involves a fatality, amputation, spinal cord damage, brain damage, blindness, extensive burns or multiple fractures, regardless of liability. The Reinsurer shall have the right to participate, at its own expense, in the defense or control of any claim or suit or proceeding involving these specifically-reported claims.

B. All loss settlements made by the Company, whether under strict policy conditions or by way of compromise, shall be binding upon the Reinsurer, and the Reinsurer agrees to pay or allow, as the case may be, its proportion of each such settlement in accordance with Article XII. It is agreed, however, that if the Reinsurer's share of any loss is equal to or greater than $100,000, the Reinsurer will pay its share of said loss as promptly as possible after receipt of reasonable evidence of the amount paid by or on behalf of the Company.


ARTICLE IX - SALVAGE AND SUBROGATION

The Reinsurer shall be credited with its proportionate share of salvage (i.e., reimbursement obtained or recovery made by the Company, less the actual cost, excluding salaries of officials and employees of the Company and sums paid to attorneys as retainer, of obtaining such reimbursement or making such recovery) on account of claims and settlements involving reinsurance hereunder. The Company hereby agrees to enforce its rights to salvage or subrogation relating to any loss, a part of which loss was sustained by the Reinsurer, and to prosecute all claims arising out of such rights.


ARTICLE X - ORIGINAL CONDITIONS

A. All reinsurance under this Contract shall be subject to the same rates, terms, conditions, waivers and interpretations and to the same modifications and alterations as the respective policies of the Company. However, in no event shall this be construed in any way to provide coverage outside the terms and conditions set forth in this Contract. The Reinsurer shall be credited with its exact proportion of the original premiums received by the Company.

B. Nothing herein shall in any manner create any obligations or establish any rights against the Reinsurer in favor of any third party or any persons not parties to this Contract.

ARTICLE XI - CEDING COMMISSION

A. The Reinsurer shall allow the Company a __% ceding commission on all premiums ceded to the Reinsurer hereunder. The Company shall allow the Reinsurer return commission on return premiums at the same rate.

B. It is expressly agreed that the ceding commission allowed the Company includes provision for all dividends, commissions, taxes, assessments, and all other expenses of whatever nature, including unallocated loss adjustment expenses.


ARTICLE XII - REPORTS AND REMITTANCES

A. Within 45 days after the end of each month, the Company shall report to the Reinsurer:

     1.  Ceded net earned premium for the month;

     2.  Ceding commission thereon;

     3. Ceded losses and loss adjustment expense paid during the month (net of any recoveries during the month under the "cash call" provisions of Article VIII),

     4. Pro rata portion of inuring excess of loss reinsurance premiums, if any, due for the month, including premium equivalents (i.e. amounts paid under the Annual Aggregate Deductible per Schedule A).


     The positive balance of (1) less (2) less (3) less (4) shall be remitted by the Company with its report. Any balance shown to be due the Company shall be remitted by the Reinsurer as promptly as possible after receipt and verification of the Company's report.

B. Within 45 days after the end of each calendar quarter, the Company shall report to the Reinsurer the ceded written, unearned premiums and ceded outstanding loss reserves as of the end of the calendar quarter.

C. Annually, the Company shall furnish the Reinsurer with such information as the Reinsurer may require to complete its Annual Convention Statement.


ARTICLE XIII - LATE PAYMENTS

The interest penalties provided for in this Article shall apply to the Reinsurer or to the Company in the following circumstances:

A. Payments due from the Reinsurer to the Company shall have as a due date the date on which the report is received by the Reinsurer, and shall be overdue 10 days thereafter.

B. Payments due from the Company to the Reinsurer shall have a due date of the date specified in this Contract. Payments shall be overdue 10 days thereafter.

C. Overdue amounts shall bear simple interest from the overdue date at a rate determined by the Prime Rate for the first day of the calendar month in which the amount becomes overdue as published in the Wall Street Journal. If the interest generated for 100% in respect of any overdue payment as outlined in paragraph A or B is less than $100, and/or the overdue period is 10 days or less, then interest penalty shall be waived.


ARTICLE XIV - OFFSET (BRMA 36C)

The Company and the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Contract. The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums or losses or otherwise.


ARTICLE XV - ACCESS TO RECORDS (BRMA 1D)

The Reinsurer or its designated representatives shall have access at any reasonable time to all records of the Company which pertain in any way to this reinsurance.


ARTICLE XVI - ERRORS AND OMISSIONS (BRMA 14F)

Inadvertent delays, errors or omissions made in connection with this Contract or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.


ARTICLE XVII - TAXES (BRMA 50B)

In consideration of the terms under which this Contract is issued, the Company will not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America or the District of Columbia.

ARTICLE XVIII - UNAUTHORIZED REINSURERS

A. If the Reinsurer is unauthorized in any state of the United States of America or the District of Columbia, or is rated "B++" or lower by A.M. Best, the Reinsurer agrees to fund its share of the Company's ceded outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves) by:

     1. Clean, irrevocable and unconditional letters of credit issued and confirmed, if confirmation is required by the insurance regulatory authorities involved, by a bank or banks meeting the NAIC Securities Valuation Office credit standards for issuers of letters of credit and acceptable to said insurance regulatory authorities; and/or

     2.  Escrow accounts for the benefit of the Company; and/or

     3.  Cash advances;

     if, without such funding, a penalty would accrue to the Company on any financial statement it is required to file with the insurance regulatory authorities involved. The Reinsurer, at its sole option, may fund in other than cash if its method and form of funding are acceptable to the insurance regulatory authorities involved.

B. With regard to funding in whole or in part by letters of credit, it is agreed that each letter of credit will be in a form acceptable to insurance regulatory authorities involved, will be issued for a term of at least one year and will include an "evergreen clause," which automatically extends the term for at least one additional year at each expiration date unless written notice of non-renewal is given to the Company not less than 30 days prior to said expiration date. The Company and the Reinsurer further agree, notwithstanding anything to the contrary in this Contract, that said letters of credit may be drawn upon by the Company or its successors in interest at any time, without diminution because of the insolvency of the Company or the Reinsurer, but only for one or more of the following purposes:

     1. To reimburse itself for the Reinsurer's share of losses and/or loss adjustment expense paid under the terms of policies reinsured hereunder, unless paid in cash by the Reinsurer;

     2. To reimburse itself for the Reinsurer's share of any other amounts claimed to be due hereunder, unless paid in cash by the Reinsurer;

     3. To fund a cash account in an amount equal to the Reinsurer's share of any ceded outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves) funded by means of a letter of credit which is under non-renewal notice, if said letter of credit has not been renewed or replaced by the Reinsurer 10 days prior to its expiration date;

     4. To refund to the Reinsurer any sum in excess of the actual amount required to fund the Reinsurer's share of the Company's ceded outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves), if so requested by the Reinsurer.

     In the event the amount drawn by the Company on any letter of credit is in excess of the actual amount required for [(1)] or (3), or in the case of (2), the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn.

ARTICLE XIX - INSOLVENCY

A. In the event of the insolvency of one or more of the reinsured companies, this reinsurance shall be payable directly to the company or to its liquidator, receiver, conservator or statutory successor immediately upon demand, with reasonable provision for verification, on the basis of the liability of the company without diminution because of the insolvency of the company or because the liquidator, receiver, conservator or statutory successor of the company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the company shall give written notice to the Reinsurer of the pendency of a claim against the company indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the company solely as a result of the defense undertaken by the Reinsurer.

B. Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the company.

C. It is further understood and agreed that, in the event of the insolvency of one or more of the reinsured companies, the reinsurance under this Contract shall be payable directly by the Reinsurer to the company or to its liquidator, receiver or statutory successor, except as provided by
     Section 4118(a) of the New York Insurance Law or except (1) where this Contract specifically provides another payee of such reinsurance in the event of the insolvency of the company or (2) where the Reinsurer with the consent of the direct insured or insureds has assumed such policy obligations of the company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the company to such payees.

ARTICLE XX - ARBITRATION

A. As a condition precedent to any right of action hereunder, any dispute arising out of the interpretation, performance or breach of this Contract, including the formation or validity thereof, shall be submitted for decision to a panel of three arbitrators. Notice requesting arbitration will be in writing and sent certified or registered mail, return receipt requested.

B. One arbitrator shall be chosen by each party and the two arbitrators shall, before instituting the hearing, choose an impartial third arbitrator who shall preside at the hearing. If either party fails to appoint its arbitrator within 30 days after being requested to do so by the other party, the latter, after 10 days notice by certified or registered mail of its intention to do so, may appoint the second arbitrator.

C. If the two arbitrators are unable to agree upon the third arbitrator within 30 days of their appointment, the third arbitrator shall be selected by the American Arbitration Association.

D. All arbitrators shall be disinterested active or former executives of insurance or reinsurance companies or Underwriters at Lloyd's, London with expertise or experience in the area being arbitrated.

E. Within 30 days after notice of appointment of all arbitrators, the panel shall meet and determine timely periods for briefs, discovery procedures and schedules for hearings.

F. The panel shall be relieved of all judicial formality and shall not be bound by the strict rules of procedure and evidence. Unless the panel agrees otherwise, arbitration shall take place in Los Angeles, California, but the venue may be changed when deemed by the panel to be in the best interest of the arbitration proceeding. Insofar as the arbitration panel looks to substantive law, it shall consider the law of the State of California. The decision of any two arbitrators when rendered in writing shall be final and binding. The panel is empowered to grant interim relief as it may deem appropriate.

G. The panel shall make its decision considering the custom and practice of the applicable insurance and reinsurance business within 60 days following the termination of the hearings. Judgment upon the award may be entered in any court having jurisdiction thereof.

H. If more than one reinsurer is involved in arbitration where there are common questions of law or fact and a possibility of conflicting awards or inconsistent results, all such reinsurers shall constitute and act as one party for purposes of this Article and communications shall be made by the Company to each of the reinsurers constituting the one party; provided, however, that nothing therein shall impair the rights of such reinsurers to assert several, rather than joint defenses or claims, nor be construed as changing the liability of the reinsurers under the terms of this Contract from several to joint.

I. Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the cost of the third arbitrator. The remaining costs of the arbitration shall be allocated by the panel. The panel may, at its discretion, award such further costs and expenses as it considers appropriate, including but not limited to attorneys fees, to the extent permitted by law.

IN WITNESS WHEREOF, the Company by its duly authorized representative has executed this Contract as of the date undermentioned at:

Pasadena, California, this 11th day of August in the year 2000.


                                       /s/ Jeffrey A. Snider
                                       --------------------------------
                                       PAULA Insurance Company


IN WITNESS WHEREOF, the Reinsurer by its duly authorized representative has executed this Contract as of the date undermentioned at:

Los Angeles, California, this 11th day of August in the year 2000.


                                       /s/ Axel Freiboth
                                       --------------------------------
                                       Insurance Corporation of Hannover,
                                       An Illinois Corporation

U.S.A.
------

             NUCLEAR INCIDENT EXCLUSION CLAUSE - LIABILITY - REINSURANCE (APPROVED BY LLOYD'S UNDERWRITERS' FIRE AND NON-MARINE ASSOCIATION)


     (1) This reinsurance does not cover any loss or liability accruing to the Reassured as a member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber or association.

     (2) Without in any way restricting the operation of paragraph (1) of this Clause it is understood and agreed that for all purposes of this reinsurance all the original policies of the Reassured (new, renewal and replacement) of the classes specified in Clause II of this paragraph (2) from the time specified in Clause III in this paragraph (2) shall be deemed to include the following provision (specified as the Limited Exclusion Provision):

     LIMITED EXCLUSION PROVISION.*

     I. It is agreed that the policy does not apply under any liability coverage, to (INJURY, SICKNESS, DISEASE, DEATH OR DESTRUCTION/ bodily injury or property damage) with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability.

     II. Family Automobile Policies (liability only), Special Automobile Policies (private passenger automobiles, liability only), Farmers Comprehensive Personal Liability Policies (liability only), Comprehensive Personal Liability Policies (liability only) or policies of a similar nature; and the liability portion of combination forms related to the four classes of policies stated above, such as the Comprehensive Dwelling Policy and the applicable types of Homeowners Policies.

    III The inception dates and thereafter of all original policies as described in II above, whether new, renewal or replacement, being policies which either
            (a) become effective on or after 1st May, 1960, or
            (b) become effective before that date and contain the Limited Exclusion Provision set our above;
            provided this paragraph (2) shall not be applicable to Family Automobile Policies, Special Automobile Policies, or policies or combination policies of a similar nature, issued by the Reassured on New York risks, until 90 days following approval of the Limited Exclusion Provision by the Governmental Authority having jurisdiction thereof.

    (3) Except for those classes of policies specified in Clause II of paragraph (2) and without in any way restricting the operation of paragraph
(1) of this Clause, it is understood and agreed that for all purposes of this reinsurance the original liability policies of the Reassured (new, renewal and replacement) affording the following coverages:

         Owners, Landlords and Tenants Liability, Contractual Liability, Elevator Liability, Owners or Contractors (including railroad) Protective Liability, Manufacturers and Contractors Liability, Products Liability, Professional and Malpractice Liability, Storekeepers Liability, Garage Liability, Automobile Liability (including Massachusetts Motor Vehicle or Garage Liability)

shall be deemed to include, with respect to such coverages, from the time specified in Clause V of this paragraph (3), the following provision (specified as the Broad Exclusion Provision):

    BROAD EXCLUSION PROVISION.*

It is agreed that the policy does not apply:
        I. Under any Liability Coverage to (INJURY, SICKNESS, DISEASE, DEATH OR DESTRUCTION bodily injury or property damage)

             (a) with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability; or
             (b) resulting from the hazardous properties of nuclear material and with respect to which (1) any person or organization is required to maintain financial protection pursuant to the Atomic Energy Act of 1954, or any law amendatory thereof, or
                  (2) the insured is, or had this policy not been issued would be, entitled to indemnity from the United States of America, or any agency thereof, under any agreement entered into by the United States of America, or any agency thereof, with any person or organization.

        II. Under any Medical Payments Coverage, or under any Supplementary Payments Provision relating to (IMMEDIATE MEDICAL OR SURGICAL RELIEF first aid), to expenses incurred with respect to (BODILY INJURY, SICKNESS, DISEASE OR DEATH/bodily injury) resulting from the hazardous properties of nuclear material and arising out of the operation of a nuclear facility by any person or organization.
        III. Under any Liability Coverage to (INJURY, SICKNESS, DISEASE,
             DEATH OR DESTRUCTION/bodily injury or property damage) resulting form the hazardous properties of nuclear material, if
             (a) the nuclear material (1) is at any nuclear facility owned by, or operated by or on behalf of, an insured or (2) has been discharged or dispersed therefrom;
             (b) the nuclear material is contained in spent fuel or waste at any time possessed, handled, used, processed, stored, transported, or disposed of by or on behalf of an insured; or
             (c) the (INJURY, SICKNESS, DISEASE, DEATH OR DESTRUCTION/bodily injury or property damage) arises out of the furnishing by an insured of services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility, but if such facility is located within the United States of America, its territories, or possessions or Canada, this exclusion
                  (c) applies only to (INJURY TO OR DESTRUCTION OF PROPERTY
                  AT SUCH NUCLEAR FACILITY/property damage to such nuclear facility and any property thereat).
        IV.  As used in this endorsement:
             "hazardous properties" include radioactive, toxic or explosive properties; "nuclear material" means source material, special nuclear material or byproduct material; "source material", "special nuclear material", and "byproduct material" have the meanings given them in the Atomic Energy Act of 1954 or in any law amendatory thereof; "spent fuel" means any fuel element or fuel component, solid or liquid, which has been used or exposed to radiation in a nuclear reactor; "waste" means any waste material (1) containing byproduct material and (2) resulting from the operation by any person or organization of any nuclear facility included within the definition of nuclear facility under paragraph (a) or (b) thereof; "nuclear facility" means
             (a)  any nuclear reactor,
             (b) any equipment or device designed or used for (1) separating the isotopes of uranium or plutonium, (2) processing or utilizing spent fuel, or (3) handling processing or packaging waste,
             (c) any equipment or device used for the processing, fabricating or alloying of special nuclear material if at any time the total amount of such material in the custody of the insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235,
             (d) any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste, and includes the site on which any of the foregoing is located, all operations conducted on such site and all premises used for such operations; "nuclear reactor" means any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of fissionable material; (WITH RESPECT TO INJURY TO OR DESTRUCTION OF PROPERTY, THE WORD "INJURY" OR "DESTRUCTION"/ "property damage") includes all forms of radioactive contamination of property (INCLUDES ALL FORMS OF
                  RADIOACTIVE CONTAMINATION OF PROPERTY).
        V. The inception dates and thereafter of all original policies affording coverages specified in this paragraph (3), whether new, renewal or replacement, being policies which become effective on or after 1st May, 1960, provided this paragraph (3) shall not be applicable to
                  (i) Garage and Automobile Policies issued by the Reassured on New York risks, or
                  (ii) statutory liability insurance required under Chapter
             90, General Laws of Massachusetts, until 90 days following approval of the Broad Exclusion Provision by the Governmental Authority having jurisdiction thereof.
      (4) Without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that paragraphs (2) and (3) above are not applicable to original liability policies of the Reassured in Canada and that with respect to such policies this Clause shall be deemed to include the Nuclear Energy Liability Exclusion Provisions adopted by the Canadian Underwriters' Association of the Independent Insurance Conference of Canada.

-------------------------------------------------------------------------------

*NOTE. THE WORDS PRINTED IN ITALICS IN THE LIMITED EXCLUSION PROVISION AND IN THE BROAD EXCLUSION PROVISION SHALL APPLY ONLY IN RELATIONS TO ORIGINAL LIABILITY POLICIES WHICH INCLUDE A LIMITED EXCLUSION PROVISION OR A BROAD EXCLUSION PROVISION CONTAINING THESE WORDS.

                 WORKERS' COMPENSATION AND EMPLOYER'S LIABILITY
                       QUOTA SHARE REINSURANCE CONTRACT
                            EFFECTIVE: JULY 1, 2000

     Between PAULA Insurance Company and Insurance Corporation of Hannover

                       Schedule A - INURING REINSURANCE


PAULA Insurance Company is reinsured for Workers' compensation and Employer's Liability by General Reinsurance Corporation on an excess of loss basis in three layers providing a total coverage of $10,000,000 excess of $250,000 per accident. The first layer, $250,000 excess of $250,000 per accident, is subject to a deductible of $2,000,000 for each year beginning July 1. (In other words, until PAULA pays an aggregate of $2,000,000 for the portion of individual claims that is between $250,000 and $500,000, the retention is $500,000.)

PAULA Insurance Company is also reinsured for Workers' Compensation by several carriers through Herbert Clough Inc. on an excess of loss basis in three layers providing a total coverage of $50,000,000 excess of $10,250,000 per accident, subject to a per employee limit of $5,000,000 in each layer, and with one automatic pro-rata paid reinstatement.

PAULA Insurance Company is also reinsured for Workers' Compensation Industrial Aid Aircraft by several carriers through Herbert Clough Inc. on an excess of loss basis for $5,000,000 excess of $150,000 per occurrence subject to a per employee limit of $2,000,000.

Allocated lass adjustment expenses are pro-rata in addition on the other than industrial aid reinsurance and are part of loss on the industrial aid reinsurance.